EXHIBIT 10.2
Execution Version

TAX RECEIVABLE AGREEMENT AMENDMENT
This Tax Receivable Agreement Amendment (this “Agreement”) is entered into as of August 6, 2025, by and among Aris Water Solutions, Inc., a Delaware corporation (the “Company”), Western Midstream Partners, LP, a Delaware limited partnership (“Parent”), and certain TRA Holders (as defined herein) listed on Annex A hereto (such TRA Holders, the “Majority TRA Holders” and, together with the Company and Parent, the “Parties”).
RECITALS
WHEREAS, the Company and the TRA Holders entered into that certain Tax Receivable Agreement, dated as of October 26, 2021 (the “TRA”);
WHEREAS, the Company, Parent, Aris Water Holdings, LLC, a Delaware limited liability company (“OpCo”), Arrakis OpCo Merger Sub LLC, a Delaware limited liability company, Arrakis Holdings Inc., a Delaware corporation, Arrakis Unit Merger Sub LLC, a Delaware limited liability company, and Arrakis Cash Merger Sub LLC, a Delaware limited liability company, are concurrently entering into that certain Agreement and Plan of Merger, dated as of August 6, 2025 (as may be amended or modified from time to time in accordance with its terms, the “Merger Agreement”);
WHEREAS, Article IV of the TRA provides for an Early Termination Payment in the event of a Change of Control, and Section 4.5(b) of the TRA provides the methodology for calculating such Early Termination Payment;
WHEREAS, Section 4.2 of the TRA contemplates that, in addition to the Early Termination Payment, certain other amounts may be required to be paid in connection with the termination of the TRA;
WHEREAS, in furtherance of the transactions contemplated by the Merger Agreement (the “Transactions”), the Majority TRA Holders and the Company have agreed to reduce the Early Termination Payment due under the TRA; and
WHEREAS, pursuant to Section 7.7 of the TRA, the Company and the Majority TRA Holders desire to amend the TRA pursuant to its terms to provide that (a) the aggregate amount of all Early Termination Payments (and any other payments that may be required to be paid in connection with the termination of the TRA) to the TRA Holders pursuant to the Transactions shall be revised and fixed as set forth herein, (b) such aggregate amount of the Early Termination Payments shall be allocated among the TRA Holders as set forth on Annex B hereto (as may be updated in accordance with the terms hereof, the “Payment Annex”) and paid in accordance with Paragraph 3 hereof and (c) the TRA will be terminated (and the Company, Parent and their respective Affiliates will be released from all further obligations thereunder other than those obligations set forth herein) effective at the Effective Time (as defined in the Merger Agreement).
NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

1.    Definitions; References. Unless otherwise specifically defined herein, each capitalized term used herein but not otherwise defined herein shall have the meaning assigned to such term in the TRA. This Agreement shall constitute an amendment of the TRA. To the extent there is a conflict or inconsistency between the terms of this Agreement and the terms of the TRA (prior to giving effect to this Agreement), this Agreement shall govern.
2.    TRA Acceleration. The Parties agree that the consummation of the Transactions will give rise to a “Change of Control” as defined in the TRA (such Change of Control, the “MA Change of Control”). Furthermore, the Parties agree that, notwithstanding anything to the contrary contained in the TRA and without any further action on the part of any person (including, without limitation, the Parties), the TRA shall be terminated in its entirety upon the Effective Time, and thereafter neither the Company nor any person entitled to payment under the TRA (each such person, a “TRA Holder”) shall have any further obligations under the TRA other than those obligations set forth in this Agreement.
3.   Termination Payment. The Parties agree that, on the Closing Date (as such term is defined in the Merger Agreement) and prior to the Effective Time, the Company shall make a payment to each TRA Holder (such payments, the “Termination Payments”). The Parties further agree that (i) the aggregate amount of all Termination Payments made to the TRA Holders shall be equal to $80,000,000 in cash (the “Aggregate Termination Payment Amount”) and (ii) the Aggregate Termination Payment Amount shall be allocated among the TRA Holders as set forth in the Payment Annex (the amount of the Termination Payment to each TRA Holder, the “Termination Payment Amount”). From time to time following the date of this Agreement until the third Business Day prior to the anticipated Closing Date (as defined in the Merger Agreement), the Company and the Majority TRA Holders may revise the Payment Annex to correct any errors with respect to the amounts set forth therein, provided that, reasonably in advance of the third Business Day prior to the anticipated Closing Date (as defined in the Merger Agreement), the Company shall deliver a copy of any such revisions to the Payment Annex, together with all supporting documentation and workpapers, to Parent for its review, comment, and approval. Notwithstanding anything herein to the contrary, in no event will the aggregate Termination Payments payable hereunder exceed the Aggregate Termination Payment Amount. Prior to the Closing Date, each TRA Holder shall provide to the Company the bank account information where payment of the Termination Payment Amount is to be made and any other documents and information as may be reasonably required by the Company for the purpose of effecting the Termination Payments. If a TRA Holder does not provide any such bank account and other information or documents prior to the Effective Time, the Company will make payment promptly following the date such TRA Holder provides it. Each TRA Holder hereby waives its right to receive any schedules, notices and documentation described in Article II or Article IV of the TRA relating to the calculation and payment of any Termination Payment. Upon receipt by a TRA Holder of its respective Termination Payment Amount, the Company shall have no further obligation under the TRA to such TRA Holder or any other person claiming through such TRA Holder on account of such TRA Holder’s interest in the TRA, and each TRA Holder hereby accepts such TRA Holder’s respective Termination Payment Amount in full satisfaction of all amounts to which such TRA Holder is or would be entitled under the TRA and releases, remises and forever discharges the Company, Parent and their respective Affiliates, successors, shareholders, directors, officers and employees from any obligation under the TRA, except for such TRA Holder’s right to receive its Termination Payment Amount.
4.   Intended Tax Treatment. Consistent with the terms of the TRA, the Parties agree that (a) the part of any Termination Payment paid to a TRA Holder hereunder that is attributable to Units that were exchanged by the TRA Holder in an Exchange prior to the Closing Date is intended to be treated for all tax purposes as additional consideration to such TRA Holder from the Company for the prior acquisition by the Company of the relevant Units in the relevant Exchange, unless otherwise required by law, with a portion of such additional consideration treated as imputed interest to the extent required by law (as reasonably determined by the Company), and (b) the remainder of the Termination Payment paid to any TRA Holder is intended to be treated for all tax purposes as a payment by the Company in termination of such TRA Holder’s rights under the TRA, and none of the Company, Parent, any of their respective Affiliates or any of the Parties, will take a position for tax reporting purposes inconsistent therewith, except upon a final determination by an applicable taxing authority. In connection with the payment of the Termination Payment Amount to each TRA Holder, the Company will provide such TRA Holder with a statement, a form of which is attached as Annex C, setting forth the allocation of the Termination Payment Amount between (i) the portion of such Termination Payment Amount attributable to Units exchanged as described in clause (a) (which will be reflected opposite such TRA Holder’s name under the heading “Payments Attributable to Units Exchanged”) and (ii) the portion of such Termination Payment Amount attributable the payment in termination of such TRA Holder’s rights under the TRA as described in clause (b) (which will be reflected opposite such TRA Holder’s name on Annex C under the heading “Payments Attributable to Termination of TRA Rights”). The Company will provide the TRA Holders with such additional information and assistance as the TRA Holders may reasonably request in connection with tax reporting matters relating to the payments contemplated by this Agreement.
5.    Agreement Termination. This Agreement, and the amendments to the TRA provided herein, shall terminate and be of no force and effect upon (a) the termination of the Merger Agreement pursuant to its terms, (b) an amendment to the Merger Agreement that changes the form or reduces the amount of the Merger Consideration (as such term is defined in the Merger Agreement) or (c) the occurrence of a Change of Control (other than the MA Change of Control). For the avoidance of doubt, the termination of this Agreement shall not by itself constitute a termination of the TRA.
6.    No TRA Assignment. Notwithstanding anything to the contrary in Section 7.6 of the TRA, none of the TRA Holders may directly or indirectly assign all or any portion of such TRA Holder’s interest in the TRA or this Agreement. For the avoidance of doubt, nothing in this Agreement shall restrict any TRA Holder from exercising its rights under the Fourth Amended and Restated Limited Liability Company Agreement of OpCo, dated as of October 26, 2021 (as amended or modified from time to time (the “LLC Agreement”), including with respect to Redemptions (as defined in the LLC Agreement), prior to the Closing Date.
7.    Amendments; Waivers. Except as expressly contemplated in Paragraph 3 with respect to the Payment Annex, this Agreement may not be amended or modified without the prior written consent of the Parties. No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.
8.    Representations and Warranties of the Company. The Company represents and warrants to the other Parties as follows (which representations and warranties shall survive until the expiration of the applicable statute of limitations):
(a)    Authorization of Transaction. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.
(b)    Non-contravention. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (i) conflict with or violate any provision of the organizational documents of the Company, (ii) require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any governmental entity, except as contemplated by the Merger Agreement, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.
(c)    No Additional Representations. The Company acknowledges that no person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the TRA Holders or Parent furnished or made available to the Company and its representatives, except as expressly set forth in this Agreement, the Merger Agreement or any Support Agreement (as such term is defined in the Merger Agreement).
9.    Representations and Warranties of the TRA Holders listed on Annex A hereto. Each TRA Holder listed on Annex A hereto represents and warrants to the other Parties as follows (which representations and warranties shall survive until the expiration of the applicable statute of limitations):
(a)    Authorization of Transaction. To the extent a Party is an entity, such Party has all requisite power and authority (corporate or otherwise) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by such Party of this Agreement and the performance by such Party of this Agreement and the consummation by such Party of the transactions contemplated hereby have been duly and validly authorized by all necessary action (corporate or otherwise) on the part of such Party. This Agreement has been duly and validly executed and delivered by such Party and constitutes a valid and binding obligation of such Party and each other person entitled to payment under the TRA, enforceable against such Party and each other person entitled to payment under the TRA in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally. The TRA Holders listed on Annex A hereto collectively constitute the “Majority TRA Holders” under the TRA within the meaning of Section 7.7 of the TRA, as of the date hereof.
(b)    Non-contravention. Neither the execution and delivery by such Party of this Agreement, nor the consummation by such Party of the transactions contemplated hereby, will (i) to the extent such Party is an entity, conflict with or violate any provision of the organizational documents of such Party, (ii) require on the part of such Party any notice to or filing with, or any permit, authorization, consent or approval of, any governmental entity or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Party or any of such Party’s properties or assets.
(c)    No Additional Representations. Such Party acknowledges that no person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or Parent furnished or made available to such Party and such Party’s representatives, except as expressly set forth in this Agreement, the Merger Agreement or any Support Agreement (as such term is defined in the Merger Agreement).
10.    Representations and Warranties of Parent. Parent represents and warrants to the other Parties as follows (which representations and warranties shall survive until the expiration of the applicable statute of limitations):
(a)    Authorization of Transaction. Parent has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Parent of this Agreement and the performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary limited partnership action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.
(b)    Non-contravention. Neither the execution and delivery by Parent of this Agreement, nor the consummation by Parent of the transactions contemplated hereby, will (i) conflict with or violate any provision of the organizational documents of Parent, (ii) require on the part of Parent any notice to or filing with, or any permit, authorization, consent or approval of, any governmental entity, except as contemplated by the Merger Agreement, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets.
(d)    No Additional Representations. Parent acknowledges that no person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or the TRA Holders furnished or made available to Parent and its representatives, except as expressly set forth in this Agreement, the Merger Agreement or any Support Agreement (as such term is defined in the Merger Agreement).
11.    No Third Party Beneficiaries; Assignment. This Agreement is for the sole benefit of the Parties and the TRA Holders and nothing herein expressed or implied will give or be construed to give to any Person, other than the Parties and the TRA Holders, any legal or equitable rights under this Agreement. None of the provisions of this Agreement, including the Payment Annex, may be amended, modified or otherwise adjusted, and this Agreement may not be terminated other than pursuant to Paragraph 5 or waived in any respect, by any Party without the prior written consent of the other Parties.
12.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.
13.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
14.    Entire Agreement. The Merger Agreement, the TRA (as amended by this Agreement) and this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

15.    Further Assurances. If any Party reasonably determines or is reasonably advised that any further instruments, actions, or things are necessary or desirable to carry out the terms of this Agreement, each Party shall execute and deliver such instruments, perform all such actions and provide all such things reasonably necessary and proper to carry out the terms of this Agreement.
[Signature Page Follows]

IN WITNESS THEREOF, the undersigned has executed this Agreement as of the day and year first above written.

COMPANY:
ARIS WATER SOLUTIONS, INC.

By:	/s/ Amanda Brock
Name:	Amanda Brock
Title:	President and Chief Executive Officer

PARENT:
WESTERN MIDSTREAM PARTNERS, LP

By:	Western Midstream Holdings, LLC, its general partner

By:	/s/ Oscar K. Brown
Name:	Oscar K. Brown
Title:	President and Chief Executive Officer

TRA HOLDERS:

COG OPERATING LLC

By:	Concho Resources LLC, its sole member

By:	/s/ Philip M. Gresh III
Name:	Philip M. Gresh III
Title:	Vice President & Treasurer
[Signature Page to Tax Receivable Agreement Amendment]

YORKTOWN ENERGY PARTNERS XI, L.P.
By: Yorktown XI Company, LP, its general partner
By: Yorktown XI Associates LLC, its general partner

By:	/s/ W, Howard Keenan, Jr.
Name:	W, Howard Keenan, Jr.
Title:	Member

SOLARIS ENERGY CAPITAL, LLC

By:	/s/ William A. Zartler
Name:	William A. Zartler
Title:	Authorized Signatory

AMANDA BROCK

By:	/s/ Amanda Brock

WILLIAM A. ZARTLER

By:	/s/ William A. Zartler
[Signature Page to Tax Receivable Agreement Amendment]

Annex A
Majority TRA Holders
1.COG Operating LLC
2.Yorktown Energy Partners XI, L.P.
3.Solaris Energy Capital, LLC
4.William A. Zartler
5.Amanda Brock

Annex B
Payment Annex
[Attached.]

Annex C
Form of Termination Payment Statement

TRA Holder	Payments Attributable to Units Exchanged	Payments Attributable to Termination of TRA Rights
[●]	[●]	[●]